SECURITIES AND EXCHANGE COMMISSION

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FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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GREEN ENERGY LIVE, INC.
(Exact Name of Small Business Issuer in its Charter)

Nevada	SIC Code 3523-0302 Fertilizing Machinery, Farm	33-1155965
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

1740 44th Street, Suite 5-230
Wyoming, MI 49519-6443
Phone: (866) 460-7336
Fax: (616) 582-5943

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share(1) (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock, 0.0001 par value	129,400	$0.3322	$42,986	$1.32

(1) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.3322 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, determined arbitrarily. (Please see “Determination of Offering Price”)

(3) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the warrants or options may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(o).

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JANUARY     , 2008

GREEN ENERGY LIVE, INC.

129,400 SHARES OF
COMMON STOCK

The selling stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 129,400 shares of our common stock must be sold at the fixed price of $0.3322 per share by any shareholder who sells their shares until our shares are quoted on the OTC Bulletin Board (or other specified market) and thereafter at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS”BEGINNING ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus is January    , 2008

Table of Contents

ABOUT OUR COMPANY	1

SUMMARY FINANCIAL DATA	2

RISK FACTORS	3

USE OF PROCEEDS	5

DETERMINATION OF OFFERING PRICE	5

DILUTION	5

PENNY STOCK CONSIDERATIONS	5

SELLING STOCKHOLDERS	6

PLAN OF DISTRIBUTION	7

LEGAL PROCEEDINGS	8

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	8

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9

DESCRIPTION OF SECURITIES	9

INTERESTS OF NAMED EXPERTS AND COUNSEL	10

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	10

DESCRIPTION OF BUSINESS	11

PLAN OF OPERATION	16

DESCRIPTION OF PROPERTY	18

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	19

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	19

EXECUTIVE COMPENSATION	20

AVAILABLE INFORMATION	20

CHANGES IN AND DISAGREEMENTS WITH INDEPENDENT AUDITORS ON ACCOUNTING AND FINANCIAL DISCLOSURE	21

FINANCIAL STATEMENTS	F

PART II -INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS	II-1

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	II-1

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES	II-1

ITEM 27. EXHIBITS	II-2

ITEM 28. UNDERTAKINGS	II-2

ABOUT OUR COMPANY

Green Energy Live, Inc. (the “Company”), a development stage enterprise,  is a renewable energy technology company focused on developing and commercializing energy conversion technology in the emerging field of fossil fuel alternatives.

The Company has developed, acquired and maintains a portfolio of pending patents and patent applications that form the proprietary base for our research and development efforts in the area of renewable energy research. We believe that our intellectual property represents one of the strongest portfolios in the field.  This technology base will provide a competitive advantage and will facilitate the successful development and commercialization of techniques and devices for use in a wide array of alternative energy approaches including bio-fuels, advanced fermentation, and a novel solar thermoelectric power generation technology.

Our belief that our intellectual property pipeline represents one of the strongest portfolios in the field is supported by:

· the pace of filing, and focus of the portfolio,
· the relative immaturity of this field of study, and
· the limited number of truly competitive portfolios of intellectual property.

Alternative energy source creation is a constantly growing field that is relatively new, involving the development of techniques based on advances in biotechnology and material science. Green Energy Live, Inc. has developed and maintained a comprehensive portfolio with ownership or exclusive licensing of pending patents in the field of chemical processing and related technologies.

There are strong competitors in this field, but currently, there are only a limited number of companies operating in this field. The Company’s intellectual property portfolio and development pipeline compares favorably with those of our competition based upon its size, focus and filing dates.

This is a young and emerging field. There can be no assurances that our intellectual property portfolio will ultimately produce viable commercialized products and processes; however, the underlying technologies are mature and the sciences are well understood so that at this early stage of development, our intellectual property and engineering team are confident of achieving demonstration milestones.

All of our research efforts to date are at the level of basic research or in the prototype stage of development. We are focused on leveraging our key assets, including our intellectual property, our engineering team, our market insight and our capital, to accelerate the advancement of our two basic technologies. In addition, we are pursuing strategic collaborations with members of academia, industry and foundations to further accelerate the pace of our research efforts. We are currently headquartered in Wyoming, Michigan (near Grand Rapids, Michigan).

Terms of the Offering

     The selling stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

     We will not receive any of the proceeds from the resale of these shares. The offering price of $0.3322 was determined by the average price at which our shares were sold to our stockholders in a Regulation S private placement and is a fixed price at which the selling security holders must sell any shares that they choose to sell until our common stock is quoted on the OTC Bulletin Board (or other specified market), at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  These expenses are expected to be approximately $70,000.

    The Company relied upon the exemption from registration as set forth in Regulation S of the Securities Act for the issuance of these shares. The stockholders are not a "U.S. Person" as that term is defined in the Securities Act, and at the time of the offering and issuance of the shares, the stockholders were located outside of the United States. In addition, the stockholders took the shares for investment purposes without a view to distribution and had access to information concerning the Company and our business prospects, and were permitted access to the Company's management for the purpose of acquiring investment information, as required by the Securities Act. Further, there was no general solicitation or advertising for the issuance of the shares. The Company issued the shares without compliance with the registration requirements of the Securities Act in reliance upon the exemptions there from afforded by Section 4(2) and Regulations D there under as well as Regulation S.

SUMMARY FINANCIAL DATA

From January 17, 2007 (Date of Inception) to September 30,2007 (audited)
STATEMENT OF OPERATIONS

Interest Income	$24
Professional Fees	$405,254
General and Administrative Expenses	$90,320
Net ( Loss )	$(495,550)

As of September 30, 2007
BALANCE SHEET DATA

Cash	$8,075
Total Assets	$77,268
Total Liabilities	$36,159
Accumulated Deficit	$(495,550)
Stockholders’Equity	$41,109
Total Liabilities and Stockholder's Equity	$77,268

WHERE YOU CAN FIND US

Our main office is located at 1740 44th Street, Suite 5-230, Wyoming, Michigan 49519-6443 and our phone number is (866) 460-7336.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our”or “us”refer to the Company and not to the selling stockholders.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays that we may encounter because we are a small development stage company.  As a result, we may not be profitable and we may not be able to generate sufficient revenue to develop as we have planned.

We were incorporated in Nevada in January 2007. We have no significant assets or financial resources. The likelihood of our success must be considered in light of the expenses and difficulties in marketing our catalog and website, recruiting and keeping clients and obtaining financing to meet the needs of our plan of operations. Since we have a limited operating history of marketing our services to the public over the Internet and through direct marketing, we may not be profitable and we may not be able to generate sufficient revenues to meet our expenses and support our anticipated activities.

Since inception, the Company has been engaged in product development and pre-operational activities. If we cannot generate revenue, we may have to alter or delay implementing our plan of operations. If we do not continue as a going concern, investors may lose their entire investment.

Based on our financial history since inception, our independent auditor has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that has not yet begun generating revenue. From inception to September 30, 2007, we have incurred a net loss of $495,550 and an accumulated deficit of $495,550. If we cannot generate sufficient revenues from our services, we may have to delay the implementation of our plan of operations.

We will require additional financing which may require the issuance of additional shares that will dilute the ownership held by our stockholders

We will need to raise funds through either debt or sale of our shares in order to achieve our business goals. Although there are no present plans, agreements, commitments or undertakings with respect to the sale of additional shares or securities convertible into any such shares by us, any shares issued would further dilute the percentage ownership held by the stockholders.

We will require significant financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current plan of operations. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. We will need a minimum of $1,200,000 to continue operations over the next twelve months. However, we will require additional funds estimated at approximately $10,850,000 in order to significantly expand our business as set forth in our plan of operations. These funds may not be available or, if available, may not be on commercially reasonable terms satisfactory to us. We may not be able to obtain financing if and when it is needed on terms we deem acceptable. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms may delay the execution of our plan of operations increase our member base.

There are significant regulatory restrictions in the production of bio-fuels, which is the main focus of our business.

There are governmental, safety, and industry standards that must be met in order for our products to be available for sale in the market.  Failure to adhere or meet these standards will delay or prevent revenue or sales for our Company.  Finding the appropriate personnel who understands these standards is crucial to the survival of the Company.

 Our future success is dependent, in part, on the performance and creation of service of Karen Clark, our Chief Executive Officer. Without her continued service, we may be forced to interrupt or eventually cease our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of Karen Clark, our current Chief Executive Officer. The loss of her services would delay our business operations substantially.

Our success depends upon our ability to attract and hire key personnel.  Our inability to hire qualified individuals will negatively affect our business, and we will not be able to implement or expand our business plan.

Our business is greatly dependent on our ability to attract key personnel. We will need to attract, develop, motivate and retain highly skilled technical employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. Our management has limited experience in recruiting key personnel which may hurt our ability to recruit qualified individuals. If we are unable to retain such employees, we will not be able to implement or expand our business plan.

The offering price of the shares was arbitrarily determined, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to the actual value of the Company, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.3322 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market as well as the average price paid by our stockholders in our Regulation S private placement.

The offering price is not an indication of and is not based upon the actual value of our Company. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

There is no assurance of a public market or that the common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends. Therefore, you may not have any manner to liquidate or to receive payment on your investment.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on any exchange or quotation system, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the average price shares were sold to our shareholders in our Regulation S offering which was completed in December of 2007.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Our common stock will be penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks”are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the 129,400 shares of our common stock held by 149 shareholders of our common stock which were sold in our Regulation S offering completed in December of 2007.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of January 14, 2008 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
Andrew Russell	5,000	5,000	0	0
Anthony Anderson	3,000	3,000	0	0
Anthony Borrett	2,000	2,000	0	0
Anthony Harris	3,000	3,000	0	0
Anthony Wayne Clare	10,000	5,000	0	0
Archie Brian Letcher	3,000	3,000	0	0
Barry Todd	3,000	3,000	0	0
Bernard Bird	3,000	3,000	0	0
Bernard Prendergast	3,300	3,300	0	0
Charles and Mary McCarthy	3,000	3,000	0	0
Clive Ainsworth	3,000	3,000	0	0
Colin Thomas Dancer	3,000	3,000	0	0
David Cresswell	3,000	3,000	0	0
David Dixon	3,000	3,000	0	0
David Philip Martin Hudson	3,700	3,700	0	0
David Roy Beech	5,000	5,000	0	0
David Stanley WiltonLee	3,000	3,000	0	0
Dipesh Patel	2,000	2,000	0	0
Donagh Dougin	5,000	5,000	0	0
John Harold Betteridge	6,000	3,000	0	0
John Moyse	3,000	3,000	0	0
John William Hartgill	3,100	3,100	0	0
Michael Goddard	3,400	3,400	0	0
Patricia Costello	3,000	3,000	0	0
Peter Allen Austen	3,000	3,000	0	0
Peter Beszant Cullen	2,000	2,000	0	0

Douglas Allan	3,000	3,000	0	0
Elizabeth Anne Griffifths	4,500	4,500	0	0
Elizabeth Susan Brouard	3,000	3,000	0	0
Gerald F. Hurved	3,400	3,400	0	0
Harvey Platt	3,000	3,000	0	0
Henry F. Kinnard	3,000	3,000	0	0
Ian David Singleton	5,000	5,000	0	0
Ian Keay	3,000	3,000	0	0
Jack S. Woolnough	3,000	3,000	0	0
Jaco Dekker	3,000	3,000	0	0
Jacob Pessima	3,000	3,000	0	0
Jaginder Kang	5,000	5,000	0	0
Philip Matten	3,000	3,000	0	0

There are no selling stockholders that, to our knowledge:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	Are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.3322  per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, stockholders may sell their shares in private transactions to other individuals.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading,
o	through direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to approximate $70,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of January 14, 2008 is as follows:

NAME	AGE	POSITION
Keith M.Field	55	Chairman of the Board
Bill McFarland	52	Director
Karen E. Clark	52	CEO / Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Keith Michael Field, 55, Chairman of the Board. Mr. Field is currently chairman of the Company.  Mr. Field has been the chief writer for several businesses including Wyncrest, XTrava, Nano Sol, RAI, Mundus Group and Heartland and has developed and written their business plans, marketing strategy and website content. Mr. Field co-developed the current UAV VTOL military and civilian applications including the concept of Pedestrian Proximity.  As coordinator for the US Navy CRADA Cooperative Research and Development Agreement from 2000-2004 he prospected all CNC steel and composite parts vendors, design and aviation engineers, business acquisitions and services and continues work with US NAVY patent attorneys. Mr. Field has been a prospecting analyst and coordinator since 2000 having successfully prospected industry profiles in all 50 states in manufacturing, communications, biotech, medical, real estate, finance, brokers, auto dealers, electric motors, production studios, satellite, timber, exotic woods, PR firms and many more. In high tech marketing and sales for over 25 years and a manager for ITT 1995-96 and consultant for AT&T 1991-93, Mr. Field majored in Architectural Engineering and received honors from Illinois Institute of Technology.  Mr. Field attended Drake University where he majored in Business/Psychology.  Mr. Field received/academic scholarship to Loyola University’s Medical school and majored in Bio/Psychology, completed internship program as Loyola counselor & staff, studied Computer Science at Roosevelt University, Chicago. Finally, Mr. Field has played stringed instruments since he was 5 and has owned a recording studio for over 30 years.  Mr. Field has composed, performed, and produced 100s of songs, commercials and film scores from Pacific Bell and the LA Lakers themes to Bay Watch, National Geographic and Pulp Fiction. Mr. Field owns KMFMuzik and is a partner with TrackTown Records.

Karen E. Clark, 52, CEO / Director.  Karen has 30 years of industry and marketing experience. She has a Bachelor of Engineering degree from Purdue University and an MBA from Pepperdine University. She has held various staff and management positions in leading edge technology companies in the aerospace, automation and controls, automotive, financial, and the consumer goods industries. For the past decade, Karen has owned and operated her own Management Consulting Company working with start-up companies on strategic planning, marketing, and internal operations.

Bill McFarland, 52, Director.  Mr. McFarland recently celebrated 30 years in the automotive industry. He spent his first six years in sales and sales management and the next eight years in finance & insurance, specializing in building lending relationships between finance institutions and his customers. His success in building these relationships resulted in record sales volume. Since August 1990 Bill has purchased and operated 4 dealership facilities with seven different automobile franchises in Chicago Illinois’ metro and suburban markets. Since August 2006 Bill has been selling the last of his dealerships in order to devote 100% of his time and energy on mergers and acquisitions along with management and consulting for Green Energy Live, Inc.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Current Issues and Future Management Expectations

No board audit committee has been formed as of the filing of this Registration Statement.

The Company expects to develop and maintain management in two ways: 1) find a VP of technology to develop the Company’s main technology and then 2) retain existing management of the acquired business units who are able to identify acquisition targets that will fit our goals, using their knowledge of local competitors and operating climate, along with their loyal customer relationships.  The targets will most likely be existing suppliers, competitors or distributors. Once a target has been identified, a proper valuation of the business is formed internally.  The Company then values the experience of the employees of the operations it plans to acquire and considers whether their expertise will create a strong competitive advantage for the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of January 14, 2008, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	Kaleidoscope, Inc., Nevada 6757 Paljay Ct. Las Vegas, NV 89103	15,000,000	40.63%

Common Stock	The Good One, Inc. 3540 West Sahara Avenue, Suite 657 Las Vegas, NV 89102	15,000,000	40.63%

Common Stock	Keith Field (Chairman)	2,000,000	5.4%

Common Stock	Bill McFarland (Board Member)	1,000,000	2.7%

Common Stock	Karen Clark (CEO, Board Member)	200,000	0.5%

The percent of class is based on 36,915,150shares of common stock issued and outstanding as of January 14, 2008.

Kaleidoscope Real Estate, Inc. is a founding shareholder/member of Green Energy Live, Inc. Currently it has no relationship other than incorporating the Company.

The Good One, Inc. was in a consulting agreement with Green Energy Live, Inc. The consulting agreement was signed on January 11, 2007 for the purpose of providing assistance with due diligence processes, capital structures, capital resources, structuring and providing alternative sources for accounts receivable, purchase order and other asset-based or cash flow financing; identify and coordinate investor relations services; guidance and assistance in available alternatives to maximize shareholder value; development of potential strategic alliances, mergers and acquisitions; and periodic preparation and distribution of research reports and other information to the investment banking community. The compensation was $20,000 a month for six months commencing March 1, 2007, then it converted to a month to month contract and is currently ongoing.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of January 14, 2008, 36,915,150 shares of common stock are issued and outstanding and held by 255 stockholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

There are no outstanding shares of preferred stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Rehmann Robson, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our articles of incorporation and bylaws allow us to indemnify our officers and directors up to the fullest extent permitted by Nevada law, but such indemnification is not automatic. Our bylaws provide that indemnification may not be made to or on behalf of a director or officer if a final adjudication by a court establishes that the director or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

Unless limited by our articles of incorporation (which is not the case with our articles of incorporation) a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. We have been advised that, in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

DESCRIPTION OF BUSINESS

General

Green Energy Live, Inc. is a renewable energy technology company focused on developing and commercializing energy conversion technology in the emerging field of fossil fuel alternatives.

We have developed and maintain a portfolio of patent applications that form the proprietary base for our research and development efforts in the area of renewable energy research. We believe that our intellectual property represents one of the strongest portfolios in the field. We believe our technology base, in combination with our know-how, provides a competitive advantage and will facilitate the successful development and commercialization of techniques and devices for use in a wide array of alternative energy approaches including biogas, fermentation and thermal electric power generation.

Our belief that our intellectual property pipeline represents one of the strongest portfolios in the field is supported by:

·	the pace of filing, and focus of the portfolio,
·	the relative immaturity of this field of study, and
·	the limited number of truly competitive portfolios of intellectual property.

Industrial biochemistry is a new and emerging field of study involving the development of techniques based on advances in biotechnology and engineered microorganisms. Our mission is to create an economically sustainable, socially beneficial, environmentally responsible agricultural product that uses proprietary technology and an integrated approach to resource management for the economic and social betterment of the world’s farmers, rural communities, and citizens.

Biomass could be converted into ethanol in commercial quantities at a cost equivalent to $25 per barrel of crude oil, or roughly half the current price of imported oil.  Farmers who shift from corn to switch-grass, for the purpose of creating bio-fuels could increase their per-acre profit from about $350 to between $400 and $600. Commercializing biomass-to-ethanol technology would also have international political ramifications.  Producing 2.4 million barrels of ethanol per day could be a $40 billion per year transfer of wealth from the Middle East to local farmers.

Green Energy Live, Inc. aims to be the leader in the emerging waste/biomass-to-ethanol industry. Our mission is to convert wastes that are currently being land-filled, into ethanol and other valuable co-products using our proprietary gasification and conversion technology. Our strategy is to acquire or deploy proprietary technologies that will extract the sugars and starch trapped in these wastes with small footprint, low capital cost and low operating cost technology platforms that can be rapidly and economically deployed to the waste site rather than vice versa. Our value proposition is that we can produce ethanol and valuable co-products less expensively than can large agribusinesses' corn based ethanol processors who pay for their feedstock. Our plants will be located closer to the waste sources that are also the ethanol consuming markets. Green Energy Live, Inc. will be a source provider of complete equipment packages for biomass energy systems using the most advanced technology available. Green Energy Live, Inc. provides engineering assistance, assists customers in applying biomass fueled energy systems to their specific needs, and provides complete equipment packages.

Green Energy Live, Inc.:

·	Will produce Bio-Fuels:
·	Ethanol from Corn/switch-grass and Bio-diesel from Biomass
·	Implement patent-pending gasification and heat monitoring technology
·	Produce Organic fertilizer through wholly-owned subsidiary Invigorate Fertilizer
·	Utilize state-of-the-art technology to develop innovative revenue streams, and build for the long-term versus lowest cost components.
·	Optimize by-product value:
·	de-germ corn prior to fermentation to get corn oil as a revenue stream.
·	produce high quality distiller's grains that have value in multiple animal species as a high-protein, high-fiber feed ingredient.

The grain processing plants will produce ethanol, high protein animal feed and CO2. There is an active and existing market for all three products in the surrounding states. Ethanol for fuel, animal feed for live stock, and contained CO2 usage for inert gas needs.  Corn usage in these facilities will expand existing markets for corn in the region.

Multiple-plant business plan strategy

·	Become one of the most profitable producers of Ethanol, Methane, and Organic fertilizer
·	Multiple plants 50-60- million gallon plants
·	Focus on Ethanol as profitable fuel source
·	Low cost production methods
·	Hedging strategy to minimize risks
·	High quality, high value by-products

The Market - Ethanol & Bio-Fuel Industry

North America is increasing the use of Ethanol as a substitute for the gasoline additive MTBE. As the cost effectiveness of this technology increases, industrial companies in the USA and Canada are becoming interested in commercializing the technology and producing ethanol from grain and/or biomass.

World Ethanol Production and Growth. The Americas continue to be the world’s leading ethanol production region, with no indication of change in the foreseeable future. Total production in 2006 was 40 billion liters (10.5 billion gallons). Of that amount, nearly 90 percent was produced in Brazil and the United States. Brazil is the most competitive producer and has the longest history of ethanol production.

Ethanol Plant Control System Design Considerations.  There are presently 104 operating MFGE (motor fuel grade ethanol) plants in the US. The industry will need up to 2000 skilled employees to operate these 45 to 60 new ethanol plants. Most of these plants will be located in rural agricultural areas. One acre of corn can produce 300 gal. of ethanol per growing season. Ethanol is a plant-based alcohol fuel that's seen as a way to lessen U.S. dependence on foreign oil. It is no secret that Ethanol plants are seeing a growth of undeniable proportions. The world's growing thirst for ethanol is leading to a boom in plant construction even far from the Corn Belt, which has been home to most production. About half the new construction began in the year since President Bush signed an energy bill that encourages greater use of ethanol as an ecologically sound fuel additive.  Thirty-three ethanol plants are under construction, and another eight of the 95 plants in operation are being expanded, the Renewable Fuels Association reports. The 16 plants operated by Broin Cos. of Sioux Falls, S.D., are at full capacity.

Besides the energy bill, ethanol makers are getting a boost from Detroit, where automakers are promoting vehicles that can burn E85, a blend of 85% ethanol and 15% gasoline. The more common gasohol is 10% ethanol. The ethanol supply will more than double in the next decade, from 4 billion gallons produced last year to 9.8 billion by 2015.

Builders say they have more work than they can handle. Ethanol plant construction firm Fagen in Granite Falls, Minn., is maxed out through 2008. "We're turning down work every day," President Ron Fagen says. Some of the expansion is from existing operators. Archer Daniels Midland, the largest ethanol producer, plans to increase from 1.1 billion gallons a year Monday to 1.5 billion by 2008. Last month, ADM announced a plant will be built in Columbus, Neb. But some plants are planned outside the Corn Belt.  For example, in California, Pacific Ethanol is building a $50 million plant in California's central valley, due to open later this year. The plant will use corn shipped in by rail and produce cattle feed as a byproduct. The plant is close to one of the nation's largest dairy herds.

Ethanol: A Green Opportunity

Ethanol is a federally mandated, clean-burning, renewable fuel that is critical to US energy security, and environmental protection. Ethanol is used as an oxygenate in 10% gasoline blends, under the Clean Air Act, and an octane enhancer to improve vehicle performance. It is the closest proxy for gasoline as a gas-extender (gasohol) with nationwide distribution in place. Ethanol has gained strong political support at State and Federal levels.

Ethanol is ethyl alcohol, often referred to as grain alcohol; E85 is a blend of 85 percent ethanol and 15 percent gasoline. Most ethanol is made from grain, just as moonshine is, though there is also research into making ethanol in commercial quantities from cellulosic plants, a complex process that uses plant matter such as switch grass as a base feedstock. A gallon of E85 has an energy content of about 20,000 BTU, compared to gasoline's 124,800 BTU; 1.56 gallon of E85 takes you as far as 1 gallon of gas.

Ethanol is an excellent, clean-burning fuel, potentially providing more horsepower than gasoline. In fact, ethanol has a higher octane rating (over 100) and burns cooler than gasoline. However, pure alcohol isn't volatile enough to get an engine started on cold days, hence E85. Much smaller quantities of ethanol are also added to around 30 percent of the gasoline sold in the States to meet EPA requirements for oxygenated fuels in metropolitan areas with the country's worst ozone air pollution.

According to the National Ethanol Vehicle Coalition (NEVC), E85 currently is available in 36 states. The Environmental Protection Agency (EPA) lists 34 models of flex-fuel vehicles (FFV)--cars and trucks that can burn pure gasoline, E85 or any ratio of gas/ethanol in between--available in the 2006 model year. The NEVC estimates that 6 million FFVs have been sold in the States to date.

The performance of E85 vehicles is potentially higher than that of gasoline vehicles because E85's high octane rating allows a much higher compression ratio, which translates into higher thermodynamic efficiency. However, FFVs that retain the capacity to run on gasoline alone can't really take advantage of this octane boost since they also need to be able to run on pump-grade gasoline.

According to the DOE, the growing, fermenting and distillation chain actually results in a surplus of energy that ranges from 34 to 66 percent. Moreover, the carbon dioxide (CO2) that an engine produces started out as atmospheric CO2 that the cornstalk captured during growth, making ethanol greenhouse gas neutral. Recent DOE studies note that using ethanol in blends lowers carbon monoxide (CO) and CO2 emissions substantially. In 2005, burning such blends had the same effect on greenhouse gas emissions as removing 1 million cars from American roads.

According to the Renewable Fuels Association, 95 ethanol refineries produced more than 4.3 billion gal. of ethanol in 2005. An additional 40 new or expanded refineries slated to come on line in the next 18 months will increase that to 6.3 billion gal. That sounds like a lot--and it is--but it represents just over 3 percent of our annual consumption of more than 200 billion gal. of gasoline and diesel. One acre of corn can produce 300 gal. of ethanol per growing season.

Biodiesel: Green Energy Opportunity

Fuels for diesel engines made from sources other than petroleum are known as biodiesel. Among the common sources are vegetable oils, rendered chicken fat and used fry oil.

Modern diesel engines can run on 100 percent biodiesel with little degradation in performance compared to petro-diesel because the BTU content of both fuels is similar--120,000 to 130,000 BTU per gallon. In addition, biodiesel burns cleaner than petro-diesel, with reduced emissions. Unlike petro-diesel, biodiesel molecules are oxygen-bearing, and partially support their own combustion. According to the DOE, pure biodiesel reduces CO emissions by more than 75 percent over petroleum diesel. A blend of 20 percent biodiesel and 80 percent petro-diesel, sold as B20, reduces CO2 emissions by around 15 percent.

Biodiesel has a viable future as a major fuel for transportation. According to the National Biodiesel Board, production of biodiesel in 2004 was about 25 million gallons, tripling to more than 75 million gallons in 2005. The trend is solidly upward, thanks to government incentives, the growing number of new diesel vehicles for sale and a grass-roots groundswell of support.  About 1.75 billion gallons of bio-diesel were produced in 2006, of which 75 percent was produced in the European Union.

The Market – Bio-waste Industry

The United States produces almost 5,000,000,000 kilograms of fat from chickens, cows and pigs each year, so it is not surprising that enterprising scientists would look for ways to use this ‘waste’ product.

Gas Technology Institute (GTI) DES PLAINES, Ill., has successfully demonstrated that chicken litter can be gasified to produce hydrogen and generate electricity using a solid oxide fuel cell (SOFC).

Over 100,000 automobiles have made the switch to Methane recently in Italy, including about one third of the taxis in Milan. Gasoline stations there are now selling "Metano" (Methane gas). Converted vehicles carry heavy tanks in which commercially produced Methane is stored under pressure.

In 2003, the other side of the world, New Zealand was gearing up to use thousands of tons of animal fats (tallow), which is the by-product of the country’s meat industry. It has an output of 150,000 tons of tallow currently exported for use in animal foods or chemicals manufacture. The New Zealand contingent stated that to process this waste is doubly energy-efficient when compared to producing biodiesel from specially grown crops. It was envisaged that use of the biodiesel would be to drive diggers and other machinery on a hydro-electric scheme, giving them the distinction to be the first country in the world with sheep-fat powered bulldozers.

Two poultry companies, Allen Family Foods and British-owned Fibrowatt, are planning to build power plants fueled by chicken litter in Maryland’s Dorchester County. The approach was conceived in part because of new state and federal regulations that tighten restrictions on the use of chicken litter as fertilizer. Poultry waste has been blamed for polluting Chesapeake Bay tributaries and causing fish kills. Chicken giant Perdue Inc. has found another way to use the waste so it doesn’t end up on Eastern Shore farm fields. The company is building a $12 million plant on the outskirts of Blades, DE to turn chicken litter into fertilizer pellets for Midwestern farms. The multibillion-dollar poultry business is one of the largest on the Delmarva Peninsula, which has more than 6,000 chicken houses, each one holding about 25,000 birds. The chickens create as much as 800,000 tons of litter a year, much of which is spread on farm fields as fertilizer. The Dorchester County Chamber of Commerce has endorsed plans for a 40 megawatt power plant that would burn 300,000 tons of poultry litter purchased from local farmers and 100,000 tons of forest waste a year producing enough electricity to power all of the county’s homes. The plant would be operated by Fibroshore, the U.S. subsidiary of Fibrowatt, which runs three chicken waste power plants in the United Kingdom.

In the United States, several federal agencies have been promoting power generation from burning LFG (Land Fill Gas) but now Inch’on City in South Korea is home to the largest garbage-fueled power plant in the world.

The municipality of São Paulo has combined cooling and power from incineration of biomass and the city of Seoul, South Korea, another major metropolitan area elsewhere around the globe, just began to receive power to more than 120,000 households from what currently is the world’s largest garbage-fueled power plant. The 50-megawatt plant runs only on bio-methane, i.e., the gas that is collected as garbage or other animal waste decomposes. A private firm, Eco Energy, invested 77 billion won (83 million U.S. dollars) in building the power plant.

In return, the Company received commercial rights to the electricity generated by the plant that began operating December 12, 2007. The plant sits on a mammoth garbage dump in the coastal city of Incheon, which is located west of Seoul. The private company retains those commercial rights for 11 years before they hand over operations to a South Korean department for waste management.

In 2002, ASDA supermarket chain in Britain was unwittingly at the centre of a cooking-oil scam. The company’s innocent involvement in a moonshine operation at Llanelli, South Wales, led to a special ‘frying squad’ to be set up by Dyfed Powys police, who discovered that hundreds of fuel-tax dodging drivers were running their cars on “extra value” cooking oil mixed with methanol.

Ironically, as a knock-on effect ASDA decided to try running its own fleet of trucks on waste from kitchen frying pans that the company produces- more than 50,000,000 liters of used cooking oil and 138,000 liters of waste frying fat every year from its canteens, restaurants and rotisseries. And, having been approached earlier by a bio-fuels refiner, they decided to go into the bio-fuels business for themselves. A ‘spin-off’ was the boost to the legal use of recycled cooking oil by vehicles on Britain’s roads and from January 2003, trucks were to carry slogans saying “This vehicle is powered by chicken fat”!

According to a report published by FAO (Food and Agriculture Organization), not only is the livestock sector a major contributor of greenhouse gas (GHG) emissions—18%— as measured in CO2 equivalent, but it also is a major source of land and water degradation. Most of the air and water pollution comes from manure.

When emissions from land use (such as production of feed crops and grazing land) and land use change are included, the livestock sector accounts for 9% of CO2 derived from human-related activities, but produces a much larger share of even more harmful greenhouse gases. It generates 65% of human-related nitrous oxide, which has 296 times the Global Warming Potential (GWP) of CO2.

Green Fuel from Waste: Methane’s Advantages

A single filling of 300 pounds of manure will produce about 1500 cubic feet of methane equivalent to roughly 62 US gallons.  Methane costs ten cents per gallon to produce.  Furthermore, methane provides 97 to 98% combustion compared to the 27% combustion, (with the rest going out the exhaust in the form of carbon and pollution of gasoline). Engine wear is also markedly cut since methane, being dry, cannot dilute nor contaminate motor oil in the way that gasoline does and sparkplugs last much longer. Spark plugs taken out of cars after five years on Methane are cleaner than those cars running on gasoline.

Green Fuel from Waste: Bio-Diesel

The U.S. biodiesel production is tripling annually, going from 25 million gallons in 2004 to 75 million in gallons in 2005. The final tally for 2006 was near 225 million.

As the Black Oil economy dictates the high and rising price of fuel there is accelerating interest in various forms of Methane and Biodiesel creation, although research work on ‘chicken fat’ and pig manure fuel has been going on for many years. We are trying to expand the petroleum base, as 5%-20% blending of biodiesel into petroleum-based diesel could significantly reduce dependence on foreign oil.

Competition

Ethanol & Bio-fuels

Siemens Energy & Automation, a Silver Industrial Partner of the 21st Annual International Fuel Ethanol Workshop & Expo, is helping the U.S. meet its growing needs for ethanol. Ethanol used in fuel has been shown to reduce U.S. dependence on imported oil, create thousands of jobs, and reduce air pollution

Since 2000, Siemens has supplied process automation systems on two-thirds of the fuel ethanol plants built in the U.S. As of 2005, Siemens has provided process automation services and products to more than 30 plants, said David Meyer, manager for Siemens Fuel Ethanol Initiative. Combined, these new plants are producing more than 1.5 billion gallons of ethanol annually.

Total U.S. ethanol production for 2005 was 4 billion gallons. If the ethanol provision, recently approved by the Senate, in the current energy bill is accepted, U.S. ethanol production will reach 8 billion gallons annually by 2012.

During the rapid development of today’s ethanol industry, Siemens has established itself as a company that can provide a variety of automation and control solutions.  Siemens’ Totally Integrated Automation (TIA) concept offer fuel ethanol manufacturers an entire suite of process control products to help with every production phase – including grinding corn and other grains, mixing, cooking, drying, fermenting, and storage. Among these products are open control system platforms, transmitters that precisely measure and transmit process data, drives and motors for a wide range of applications, and electrical infrastructure options for the most diverse requirements.

Bio-waste

The nation's biggest meat corporations, due mostly to concerns of environmental liability, are learning to reuse their waste products. Tyson Foods announced in January 2007 that in November it will established a renewable energy division.  Competitors Perdue Farms Inc. and Smithfield Foods Inc. are making similar moves.  As meatpackers enter the field, they bring massive amounts of fuel stock that could make biodiesel cheaper and more plentiful.

The shift to animal fat as a fuel stock could be key to making the budding biodiesel industry a reliable fuel source for U.S. trucking fleets.  The U.S. is estimated to produce 1 billion gallons of biodiesel, and half of it will be made from animal fat.  For fuel refiners, the allure of animal fat is clear. Soybean oil costs 33 cents a pound while chicken fat costs 19 cents. Soybean oil is in the blend because it adds necessary lubrication for engine parts.

Tyson Foods produces about 2.3 billion pounds of chicken fat annually from its poultry plants, when converted that is about 300 million gallons that could be converted to fuel.

Employees

As of January 14, 2008, we had 2 full-time employees, 2 of whom both hold MSE and MBA degrees. Furthermore, we have 4 other part time employees to engage in business development and administration. We also use the services of numerous outside consultants in business and scientific matters. We believe that we have good relations with our employees and consultants.

MANAGEMENT DISCUSSION AND ANALYSIS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operation

Once this registration is completed, we expect to develop our prototype facility.  The Company anticipates that this may cost up to $5,000,000.  We plan to hire engineers and scientists in house or to contract certain research and development efforts with trusted partners.

We expect to use $1,000,000 to develop the current patents explained under “Description of Property”.  The Company also expects to continue to submit patent applications inspired by our research efforts at a conservative rate of one per quarter. This prediction is based on:

·	the rate of progress in the program,
·	the novel area of inventions,
·	the past achievements of our intellectual property development program.

In the 2nd half of the year after the SB2 filing is completed, the Company expects to be developing other business units to utilize our pending-patent bioreactor technology that targets the bioremediation market. This technology has the flexibility to be applied across many industries and thus broadening the prospective list of acquisitions. We plan to target companies capable of leveraging the technology and capital, while also still conforming to the financial selection criteria.  This is a duplication of the business development strategy planned for the biomass to business unit.  We will acquire an ongoing entity in each market, develop a working prototype in each market and then implement the marketing plan for penetration of our technology.

The strategy for acquiring existing entities is to give our Company the revenue and capital volume to be listed on the exchanges and to maximize shareholder value.  That will gain us access to lower cost funding for future growth.  We are targeting companies in the $5 million to $25 million revenue range in our initial year as a public company.

Ethanol Plan

Green Energy Live, Inc. Ethanol Mission: To create an economically sustainable, socially beneficial, environmentally responsible agricultural development that uses an integrated approach to resource management for the economic and social betterment of the world’s farmers, rural communities, and citizens.

·	Will produce Ethanol from Corn (15 million gallon plants)
·	Utilize state-of-the-art technology to develop innovative revenue streams, and build for the long-term versus lowest cost components.
·	long-term versus lowest cost components.
·	Optimize co-product value:
·	capture, process and sell all CO2.
·	de-germ corn prior to fermentation to get corn oil as a revenue stream.
·	produce high quality distiller's grains that have value in multiple animal species as a high-protein, high-fiber feed ingredient.

The grain processing plants will produce ethanol, high protein animal feed and CO2. There is an active and existing market for all three products in the surrounding states. Corn usage in these facilities will expand existing markets for corn in the region.

Multi-plant business plan strategy:

·	Multiple plants that can produce 40-50 million gallons of Ethanol
·	Maintain low cost production methods
·	Market Ethanol as an efficient, profitable fuel source
·	Market and maintain the high quality by-products

Bio-Waste Plan

Green Energy Live, Inc. is developing new technologies and along with America’s farmers and livestock businesses are working together to provide Green Energy for our future today.

Green Energy Live, Inc. Bio-Waste Mission:

•	Acquire Green Technologies that convert animal waste into fuel and electricity

•	Build completely covered feedlot and dairy facilities to protect the environment by keeping rain and surface water separate from animal waste.

•
Complete management of urine, manure and rain water in order to capture animal waste and produce methane, liquid N-P-K fertilizer stream, clean recyclable water , and nearly pathogen-free biomass fiber which resembles peat moss

•	Create Renewable methane gas for “green” electrical energy output from Chicken-Pig-Cow-Sheep-Horse and Human manure, which includes the construction of Methane Gas digesters of all sizes

The recycling of diverse consumables, such as the re-use of cooking oils and that of animal fats and their waste product, is one part of the bio-fuels innovations, but there are other important aspects regarding this diversity we can also appreciate. By using otherwise waste and by-products in this manner we do not upset the ‘balance’ of the agricultural panoply. Animals raised and plants grown that are already designated for human consumption are not in excess of current needs. However, when it comes to growing crops for biomass fuels for specific use, which unlike fossil fuels are not already there on tap, agricultural planners and environmentalists need to take care that this particular form of supply for modern energy production does not cause us unwanted problems.

Limited Operating History

We have generated less than one full year of financial information and have not previously demonstrated that we will be able to expand our business through an increased investment in our product line and/or marketing efforts. We cannot guarantee that the expansion efforts described in this Registration Statement will be successful. Our business is subject to risks inherent in growing an enterprise, including limited capital resources and possible rejection of our new products and/or sales methods.

If financing is not available on satisfactory terms, we may be unable to continue expanding our operations. Equity financing will result in a dilution to existing shareholders.

Results of Operations

For the period from January 17, 2007 (date of inception) through September 30, 2007, we had interest income of $24 and no operating revenue. Expenses for the period totaled $495,574 resulting in a loss of $495,550. Expenses of $495,574 for the period consisted of $90,320 for general and administrative expenses and $405,254 for consulting fees to shareholders.

Capital Resources and Liquidity

As of September 30, 2007 we had $8,075 in cash.

We believe we can satisfy our cash requirements for the next twelve months with our current cash and expected revenues. However, completion of our plan of operation is subject to attaining adequate revenue. We cannot assure investors that adequate revenues will be generated. In the absence of our projected revenues, we may be unable to proceed with our plan of operations. Even without adequate revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to potentially achieve our profit, revenue, and growth goals.

We anticipate that our operational expenses will be $900,000 for the next twelve months. The Company further expects to pay $200,000 for professional fees over the next twelve months. General & administrative expenses for the next 12 months are expected to total approximately $400,000. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan.

In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we would likely seek additional financing to support the continued operation of our business. We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

DESCRIPTION OF PROPERTY

Intellectual Property

1)	Sensor Wand, and Composting Apparatus Including Same Docket # 0196-05UA; Application # 10/998,074; Filing Date 11/26/2004.

2)	Methane Accumulator System for Septic Tanks Docket # 0196-06PPA; Application # 60/963,750; Filing Date 08/07/07.

Our research and development is supported by a broad intellectual property portfolio. We currently own or have exclusive ownership of 2 patent applications pending in the field of chemical process technology.  Our success will likely depend upon our ability to preserve our proprietary technologies and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies and know-how that are not patentable. We protect our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors.

We maintain a disciplined patent policy and, when appropriate, seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe will provide us with a competitive advantage. We pursue this strategy by filing patent applications for discoveries we make, either alone or in collaboration with collaborators and strategic partners. Typically we plan to obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development and commercialization initiatives and our strategic business interests.

The fundamental consequence of patent expiration is that the invention covered by that patent will enter the public domain. However, the expiration of patent protection, or anticipated patent protection, for the bulk of our portfolio is not scheduled to begin for approximately twenty years. Due to the rapid pace of technology development in this field, and the volume of intellectual property we anticipate will be generated over the next decade, it is unlikely that the expiration of any existing patents or patent rights would have an adverse affect on our business. Due to our current stage of development, our existing patent application portfolio is not currently supporting a marketed product, so we will not suffer from any reduction in product revenue from patent expiration. Any actual products that we develop are expected to be supported by intellectual property covered by current patent applications that, if granted, would not expire for 20 years from the date first filed.

Physical Property

Our company currently does not own any physical property.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions that, outside of fees paid for hours worked, occurred with our officers or directors with the company.

Furthermore, there were no transactions between our officers or directors with the Company where 1) there were no competitive bidding; 2) rates or charges was not fixed by law or governmental authority; 3) the transaction did not involved services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; 4) the amount involved exceeded $60,000; or 5) the interest of the person rose beyond the ownership of securities of the Company and the person received extra or special benefit that was not shared equally (pro rata) by all holders of securities of the class.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 149 shareholders of our common stock.

Rule 144 Shares

As of January 14, 2008 there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After January 17, 2008, the 34,300,000 shares issued to the Company’s Founders will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.  After December of 2008, the 2,613,650 shares of our common stock held by the 149 shareholders who purchased their shares in the Regulation S offering by us will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 12,181,504 shares of our common stock as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception until the fiscal year ended January 31, 2007.

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)	Option Awards ($)	Totals ($)
Karen Clark CEO, Director	2007	$42,000	N/A	N/A	N/A	$42,000
Bill McFarland Director	2007	$0	N/A	N/A	N/A	$0
Keith Field Chairman of the Board of Directors	2007	$38,000	N/A	N/A	N/A	$38,000

Stock Option Grants

None.

Employment Agreements

The Company has an employment agreement with its Chief Executive Officer, Karen Clark.  There currently are letters of intent to employ the other officers named above once this Prospectus is filed.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

GREEN ENERGY LIVE, INC.
(A DEVELOPMENT STAGE ENTITY)

WYOMING, MICHIGAN

FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 17, 2007
(DATE OF INCEPTION) TO
SEPTEMBER 30, 2007

GREEN ENERGY LIVE, INC.
(A DEVELOPMENT STAGE ENTITY)

TABLE OF CONTENTS

                                                                                                                                                                                PAGE

Independent Auditors’ Report                                                                                                                                   1

Financial Statements for the Period from
January 17, 2007 (Date of Inception) to September 30, 2007

Balance Sheet                                                                                                                                                           2

Statement of Operations                                                                                                                                         3

Statement of Stockholders’ Equity                                                                                                                       4

Statement of Cash Flows                                                                                                                                        5

Notes to Financial Statements                                                                                                                               6-8

Accountants’ Report on Supplemental Information                                                                                              9

Schedule of General and Administrative Expenses                                                                                             10

INDEPENDENT AUDITORS’ REPORT

October 25, 2007
Board of Directors
Green Energy Live, Inc.
Wyoming, Michigan

We have audited the accompanying balance sheet of Green Energy Live, Inc. (a development stage entity) as of September 30, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period from January 17, 2007 (date of inception) to September 30, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Energy Live, Inc. as of September 30, 2007 and the results of its operations and its cash flows for the period from January 17, 2007 (date of inception) to September 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/Rehmann Robson

FINANCIAL STATEMENTS

GREEN ENERGY LIVE, INC.
(A DEVELOPMENT STAGE ENTITY)
BALANCE SHEET
SEPTEMBER 30, 2007

ASSETS
Current assets
Cash and cash equivalents	$8,075

Other assets
Equipment (net of accumulated depreciation of $2,022)	25,803
Deferred costs of developing patents	43,390

Total assets	$77,268

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,159
Note payable	31,000

Total liabilities	36,159

Commitments

Stockholders' Equity
Common stock, $0.0001 par value; 100,000,000 shares authorized,
35,950,450 shares issued and outstanding	3,595
Additional paid-in capital	533,064
Deficit accumulated during the development stage	(495,550)

Total stockholders' equity	41,109

Total liabilities and stockholders' equity	$77,268

The accompanying notes are an integral part of these financial statements.

GREEN ENERGY LIVE, INC.
(A DEVELOPMENT STAGE ENTITY)
STATEMENT OF OPERATIONS

PERIOD FROM JANUARY 17, 2007 (DATE OF INCEPTION) TO SEPTEMBER 30, 2007

Revenues
Interest income	$24

Expenses
Consulting fees to shareholders	405,254
General and administrative	90,320

Net loss	$(495,550)

The accompanying notes are an integral part of these financial statements.

GREEN ENERGY LIVE, INC. (A DEVELOPMENT STAGE ENTITY) STATEMENT OF STOCKHOLDERS' EQUITY PERIOD FROM JANUARY 17, 2007 (DATE OF INCEPTION) TO SEPTEMBER 30, 2007
			Additional	Deficit Accumulated During the	Total
	Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity
Issuances of common stock for cash	35,460,450	3,546	401,179	-	404,725

Issuances of common stock in exchange for consulting services	520,000	52	176,882	-	176,934

Redemption of common stock	(30,000)	(3)	(44,997)	-	(45,000)

Net loss	-	-	-	(495,550)	(495,550)

Balances, September, 2007	35,950,450	$3,595	$533,064	$(495,550)	$41,109

The accompanying notes are an integral part of these financial statements.

GREEN ENERGY LIVE, INC.
(A DEVELOPMENT STAGE ENTITY)
STATEMENT OF CASH FLOWS

PERIOD FROM JANUARY 17, 2007 (DATE OF INCEPTION) TO SEPTEMBER 30, 2007

Cash flows from operating activities
Net loss	$(495,550)
Adjustments to reconcile net loss to net
cash used in operating activities
Share-based payments	176,934
Depreciation	2,022
Change in operating assets and liabilities which provided cash
Accounts payable	5,159

Net cash used in operating activities	(311,435)

Cash flows from investing activities
Purchase of equipment	(27,825)
Deferred costs of developing patents	(43,390)

Net cash used in investing activities	(71,215)

Cash flows from financing activities
Issuances of common stock	404,725
Repayments of note payable	(14,000)

Net cash provided by financing activities	390,725

Net change in cash and cash equivalents	$8,075

The accompanying notes are an integral part of these financial statements.

GREEN ENERGY LIVE, INC.
(A DEVELOPMENT STAGE ENTITY)

NOTES TO FINANCIAL STATEMENTS

1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Green Energy Live, Inc. (the “Company”) was incorporated on January 17, 2007 under the laws of the State of Nevada.  The Company is currently in the process of developing a strategic plan, raising equity capital and seeking acquisition candidates to accomplish its growth strategies.  The Company intends to conduct business in the emerging waste/biomass-to-ethanol industry.  The Company intends to convert corn and biomass wastes that are currently being landfilled into ethanol and other valuable co-products using proprietary patented gasification and conversion technology.

Development Stage Activities

The Company is currently a development stage enterprise.  All losses accumulated since the inception of business have been considered as part of the development stage activities.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business.  Since inception, the Company has been engaged in product development and pre-operational activities.  No operating revenue has been generated and the Company has incurred accumulated losses and negative operating cash flows of $495,550 and $311,435, respectively, for the period from inception through September 30, 2007.

Capital raised during the development stage period has been to be utilized to secure product patents critical to the Company’s future growth and to facilitate the creation of strategic plans that may include acquisitions in the Company’s target industry, and/or having the ability to manufacture the Company’s patented products.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Accounting Period

The Company has adopted a calendar year reporting period.  These interim financial statements are prepared in conjunction with the Company’s current development stage activities.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits in banks and cash on hand.  In the normal course of business, the Company may maintain financial institution deposits that periodically exceed federally insured limits.  Management does not consider uninsured cash to be a significant risk.

GREEN ENERGY LIVE, INC.
(A DEVELOPMENT STAGE ENTITY)

NOTES TO FINANCIAL STATEMENTS

Deferred Costs of Developing Patents

The Company has two patents pending final federal regulatory approval. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, these patent amounts, consisting of consulting and legal fees, are stated at cost and are expected to be amortized over their regulatory life if and when patent protection is granted by the United States Patent office.  As of September 30, 2007, the official patent authorization had not been granted.

Equipment and Depreciation

Equipment is stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 7 years.  Management periodically reviews these assets to determine whether carrying values have been impaired.

Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and federal income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income.  Deferred income tax benefits result from net operating loss carryforwards.  Valuation allowances are established when necessary to reduce the deferred tax assets to the amount expected to be realized.  Due to the development stage nature of the Company’s business, any deferred tax benefit from the anticipated utilization of net operating losses generated during the interim period have been completely offset by a valuation allowance.  Income tax expense is the tax payable or refundable for the period plus, or minus the change during the period in deferred tax assets and liabilities.

2.	DEBT

Note payable represents a non-interest bearing note issued to an investor of the Company in exchange for the repurchase of common shares, payable in the amount of $9,000 per month over 5 months.  (See Note 6)

3.	COMMON STOCK

The Company has placed 2,500,000 shares of its common stock with a third-party placement agent for sale to that entity’s clients at an issuance price of $1.50 per share, of which the Company is expected to receive a per share amount to be determined after payment of negotiated placement costs.

GREEN ENERGY LIVE, INC.
(A DEVELOPMENT STAGE ENTITY)

NOTES TO FINANCIAL STATEMENTS

4.	SHARE-BASED PAYMENTS

During the period ended September 30, 2007 the Company issued 520,000 shares of common stock as compensation under a consulting agreement for professional services performed in furtherance of the Company’s business objectives.  In accordance with Statement of Financial Accounting Standards (SFAS) 123(R) Share-Based Payments and SEC Staff Accounting Bulletin No. 107 (SAB 107) the issued shares have been recorded at fair value ($176,934) determined by reference to recent sale activity of common shares issued in exchange for cash during the period.  The consulting agreements relate to strategic professional services rendered in the areas of investor identification and relations, financial resources, and due diligence procedures.

5.	RELATED PARTY TRANSACTIONS AND COMMITMENTS

The Company has entered into various month-to-month consulting agreements with certain shareholders as of September 30, 2007.  Such commitments are expected to be satisfied through cash payments.  Cash payments under these consulting agreements amounted to $128,819 during the period ended September 30, 2007.

In addition, the Company has entered into a contractual agreement for the procurement of human resource related services that requires a $3,000 retainer, payable in October 2007.  Monthly service costs will vary based on services required and can be cancelled by either party with 30 days notice.

6.	SUPPLEMENTAL CASH FLOWS INFORMATION

The Company redeemed 30,000 shares of common stock during the period ended September 30, 2007, in exchange for the issuance of a note payable in the amount of $45,000.

* * * * *

ACCOUNTANTS’ REPORT ON SUPPLEMENTAL INFORMATION

October 25, 2007

Board of Directors
Green Energy Live, Inc.
Wyoming, Michigan

Our report on our audit of the financial statements of Green Energy Live, Inc. (a development stage entity) for the period from January 17, 2007 (date of inception) to September 30, 2007, appears on page 1.  Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of general and administrative expenses is presented for the purpose of additional analysis and is not a required part of the basic financial statements.  This additional information is the responsibility of the Company’s management.  Such information has not been subjected to the procedures applied in our audit of the basic financial statements and, accordingly, we express no opinion on it.

/s/Rehmann Robson

SUPPLEMENTARY INFORMATION

GREEN ENERGY LIVE, INC
(A DEVELOPMENT STAGE ENTITY)

SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES

PERIOD FROM JANUARY 17, 2007 (DATE OF INCEPTION) TO SEPTEMBER 30, 2007

Contracted services	$7,400
Professional fees	35,238
Office expense	20,225
Marketing and advertising	6,480
Shipping	6,399
Stockholder relations	5,343
Miscellaneous	2,803
Depreciation	2,022
Wire and bank fees	1,220
Business development	1,161
Travel	850
Computer support	767
Education and training	190
License and permits	185
Interest	37
Total general and administrative expenses	$90,320

See accountants' report on supplementary information.

CHANGES IN AND DISAGREEMENTS WITH INDEPENDENT AUDITORS ON ACCOUNTING AND FINANCIAL DISCLOSURE

 None.

 GREEN ENERGY LIVE, INC., INC
129,400 Shares Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II -INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes ("NRS") and our bylaws. Section 78.7502 of the NRS provides that a corporation may eliminate personal liability of an officer or director to the corporation or its stockholders for breach of fiduciary duty as an officer or director provided that such indemnification is limited if such party acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation.

Our articles of incorporation and bylaws allow us to indemnify our officers and directors up to the fullest extent permitted by Nevada law, but such indemnification is not automatic. Our bylaws provide that indemnification may not be made to or on behalf of a director or officer if a final adjudication by a court establishes that the director or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

Unless limited by our articles of incorporation (which is not the case with our articles of incorporation) a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defence of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

We have been advised that, in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$1.32
Federal Taxes	$-
State Taxes and Fees	$-
Transfer Agent Fees	$-
Accounting fees and expenses	$25,000
Legal fees and expense	$35,000
Blue Sky fees and expenses	$-
Miscellaneous	$10,000
Total	$70,001.32

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On July 23, 2007, the Company entered into a Financial Consulting Services Agreement (the “Trent Sommersville Agreement”), pursuant to which 520,000 shares were issued to six individuals as payment for services. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

During 2007, the Company made sales to investors outside of the United States under Regulation S, rule 903, under the 1933 Securities Act.  Approximately 2,613,650 shares were sold to 149 stockholders for the approximate share price of $0.3322.  These shares will not be available to be resold by the investors until 1 year after purchase.

During January 2008, the Company sold, approximately 1,500 common shares to Roger Slater pursuant to Regulation S. Mr. Slater had previously invested in the Company’s common shares during the 2007 Regulation S offering.

The Company relied upon the exemption from registration as set forth in Regulation S of the Securities Act for the issuance of these shares. The stockholders are not a "U.S. Person" as that term is defined in the Securities Act, and at the time of the offering and issuance of the shares, the stockholders were located outside of the United States. In addition, the stockholders took the shares for investment purposes without a view to distribution and had access to information concerning the Company and our business prospects, and were permitted access to the Company's management for the purpose of acquiring investment information, as required by the Securities Act. Further, there was no general solicitation or advertising for the issuance of the shares. The Company issued the shares without compliance with the registration requirements of the Securities Act in reliance upon the exemptions there from afforded by Section 4(2) and Regulations D there under as well as Regulation S.

ITEM 27. EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation
3.2	By-Laws
4.1	Specimen Stock Certificate
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Appointment and Employment Agreement of Karen Clark
10.2	Consulting Agreement with The Good One, Inc.
10.3	Trent Sommerville Agreement
10.4	Employee Leasing Agreement
23.1	Consent of Rehmann Robson
23.2	Consent of Anslow & Jaclin, LLP
24.1	Power of Attorney

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Rule 430A under the Securities Act undertaking:

The undersigned registrant hereby undertakes:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sec. 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the small business issuer is relying on Rule 430B (ss.230.430B of this chapter):

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss.230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the small business issuer is subject to Rule 430C (ss.230.430C of this chapter), include the following: Each prospectus filed pursuant to Rule 424(b)(ss.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wyoming, State of Michigan on January 14, 2008.

By:	/s/Karen E. Clark
Chief Executive Officer

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Karen Clark true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/Keith M.Field
Chairman of the Board

By:	/s/Karen E. Clark
Chief Executive Officer, Director

By:	/s/Bill McFarland
Director

Dated: January 14, 2008